Exhibit 99.1

Company Contact:	Investor Relations Contact:
Wayne Wetherell	Christiane Pelz
ImageWare Systems, Inc.	Lippert/Heilshorn & Associates
858-673-8600	(415) 433-3777
cpelz@lhai.com

ImageWare Systems Announces Second Quarter 2007 Results

- Company Reaffirms Annual Guidance -

SAN DIEGO, CA, Aug. 8, 2007 - ImageWare® Systems, Inc. (AMEX: IW), a leading developer and provider of identity management solutions, today reported financial results for the second quarter and six months ended June 30, 2007.

“During the second quarter, we continued to market our robust identity management software solutions to government and military agencies, law enforcement groups, port administrators, and healthcare and first responder organizations, domestically and internationally,” stated  Jim Miller, ImageWare’s chairman and chief executive officer.  “Although second quarter revenue was less than expected due to customer delays, it improved to $1.8 million, up from $1.3 million in the first quarter.  Also, we closed the quarter with backlog of $1.9 million, and in the third quarter, we already secured over $2.4 million orders that were not in the backlog.  These orders include the $1.35 million award from the U.S. Department of Veterans Affairs (VA), which has already been recorded as revenue.  This activity gives us the confidence to reaffirm guidance to deliver quarterly run rates in the second half of 2007 near or above breakeven levels in terms of both net income and cash flow.”

Total net revenues for the second quarter 2007 were $1.8 million, compared to $1.3 million for the first quarter 2007 and $2.9 million for the second quarter 2006 due primarily to lower product revenue recognition in the quarter.  Net loss for the second quarter totaled $1.5 million, compared to a net loss of $2.9 million for the first quarter 2007 and $1.3 million in the second quarter of 2006.  Net loss per share was $0.10 for the second quarter, compared to a net loss per share of $0.18 in the first quarter of 2007 and $0.10 in the second quarter of 2006.

For the six months ended June 30, 2007, total net revenues were $3.1 million, compared to $5.6 million for the same period of 2006. Net loss for the first half of 2007 was $4.3 million, or $0.31 per share, compared to a net loss of $2.7 million, or $0.20 per share for the first half of 2006.

At June 30, 2007 product order backlog totaled $1.9 million.  New product orders booked thus far in the third quarter have totaled $2.0 million, not including options totaling an additional $1.3 million.  Revenue recognized against these product orders totaled $2.4 million thus far in the third quarter, leaving a current backlog of $1.5 million as of July 31, 2007.

As of June 30, 2007, ImageWare Systems had a cash balance of $228,000 and accounts receivable, net balance of $1.0 million.

Miller added, “Continuing to participate in exciting projects, we have been busy working with systems integrators such as Honeywell, General Electric, Oracle and Unisys, as well as the VA and many other military and government agencies.  While the landscape continues to moderate as the federal government extended the Homeland Security Presidential Directive 12 (HSPD-12) deadline, agencies like the VA forge ahead.  Another example is the Florida Uniform Port Access Card, or FUPAC, which complies with Transportation Worker Identification Credential (TWIC) mandates well ahead of its deadline.”

Second Quarter and Subsequent Customer Awards and Partner Validations

•                          Undisclosed customers ordered biometric identity management and law enforcement solutions totaling over $700,000 in May and June.

•                          The VA via a large systems integrator placed a $1.35 million order for HSPD-12 compliance in July.  The award was later expanded to include maintenance and support, bringing the total order value to $1.7 million.

•                          The Kentucky Department for Health standardized on ImageWare’s comprehensive credentialing solution for the Kentucky Health Emergency Listing of Professionals for Surge, or K HELPS, a state-based system to register medical professionals interested in volunteering to offer assistance during public health emergencies or disasters.

•                          Oracle selected ImageWare as one of eight partners to provide value-added integrations to Oracle® Identity Management as part of its Extended Identity Management Ecosystem and Reference Architecture initiative in June.

•                          Citizenship & Immigration Canada (CIC) leveraged ImageWare’s multi-biometric identity management expertise as part of an ongoing biometrics field trial to support border security initiatives and analyze data to reduce the potential of identity fraud in June.

•                          IBM Tivoli validated IWS™ PIV Solution, indicating IWS PIV Solution meets or exceeds IBM compatibility criteria and successfully integrates with IBM Tivoli Identity Manager (TIM) in May.

•                          Patients, Physicians, and Pharmacists Fighting Diversion (PPPFD™), a non-profit consortium, chose ImageWare as part of its Forensic Medicine Technology™ program to fight prescription narcotic drug abuse and diversion in April.

•                          Probaris, Inc. chose to integrate ImageWare’s IWS Biometric Engine for 1:N (identification) biometric searching and matching with the Probaris ID™ identity assurance solution, providing Probaris with an enhanced biometric searching and matching platform in support of HSPD-12 in April.

Trade Show Exhibitions

•                          International Association Identification Annual Conference in San Diego in July

•                          2007 Government Security Expo and Conference (GovSec) in Washington, DC in May

•                          6th Annual Smart Cards in Government Conference and Exhibition in Washington, DC in April

Conference call information

A conference call on ImageWare’s second quarter earnings will be conducted today at 8:00 a.m. Pacific Time (11:00 a.m. ET) and available to all interested parties by dialing 877-407-9210 in the U.S. or 201-689-8049, if outside of the U.S. The call will also be available through a live audio Web broadcast at www.iwsinc.com/investors.cfm

The call will be archived and available for replay from the investor relations page of ImageWare’s Web site at www.iwsinc.com until August 8, 2008. The call will also be available for replay via the phone until August 10, 2007 by calling 877-660-6853 in the U.S. or 201-612-7415, if outside of the U.S. To access the call, all parties will need the following replay pass codes: Account #286 and Conference ID # 249544.

About ImageWare Systems, Inc.

ImageWare Systems, Inc. (AMEX:IW) is a leading developer and provider of identity management solutions, providing biometric, secure credential, law enforcement and digital imaging technologies. Scalable for worldwide deployment, the Company’s biometric product line includes a multi-biometric engine that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes. ImageWare’s identification products are used to manage and issue secure credentials including national IDs, passports, driver licenses, smart cards and access control credentials. ImageWare’s digital booking products provide law enforcement with integrated mug shot, fingerprint Livescan and investigative capabilities. ImageWare is headquartered in San Diego, with offices in Washington DC and Canada. For more information visit www.iwsinc.com.

Safe Harbor Statement

This news release may contain forward-looking statements made pursuant to the “safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995. While these statements are meant to convey to the public the company’s progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management’s opinion. While management believes such representation to be true and accurate based on the information available to the company, actual results may differ materially from those described. The company’s operations and business prospects are always subject to risks and uncertainties. Important facts that may cause actual results to differ are set forth in the company’s periodic filings with the U.S. Securities and Exchange Commission.

- Tables to Follow -

IMAGEWARE SYSTEMS, INC.

SELECTED COMPARATIVE FINANCIAL HIGHLIGHTS

In thousands, except share and per share amounts

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues
Product	$1,157	$2,311	$1,866	$4,565
Maintenance	621	556	1,247	1,067
Total Revenues	1,778	2,868	3,113	5,632

Cost of Revenue
Product	296	664	482	1,190
Maintenance	296	256	590	572

Gross Profit	1,186	1,946	2,041	3,869
	67%	68%	66%	69%
Operating Expenses
General & administrative	957	1,080	2,100	2,219
Sales and marketing	675	888	1,367	1,891
Research and development	803	961	1,989	1,935
Depreciation and amortization	79	63	139	188
Total Operating Expenses	2,513	2,993	5,595	6,233

Loss from operations	(1,327)	(1,046)	(3,553)	(2,363)

Interest (income) expense, net	(5)	157	238	184
Other income, net	82	(37)	44	(106)

Loss from contining operations before income taxes	(1,404)	(1,166)	(3,835)	(2,441)

Income taxes	0	0	0	0

Loss from continuing operations	(1,404)	(1,166)	(3,835)	(2,441)

Discontinued operations:
Gain (loss) from operations of discontinued Digital Photography Component (including gain on disposal of Digital Photography component	11	(159)	0	(232)
Income tax benefit (expense)	—	—	0	0
Gain (loss) on discontinued operations	11	(159)	11	(232)

Net loss	$(1,393)	$(1,325)	$(3,824)	$(2,672)
Preferred dividends	$(88)	$(13)	$(503)	$(25)
Net loss available to common shareholders	$(1,481)	$(1,338)	$(4,327)	$(2,697)

Per share data - basic and diluted
Net loss from continuing operations	$(0.10)	$(0.09)	$(0.27)	$(0.18)
Discontinued operations	$0.00	$(0.01)	$0.00	$(0.02)
Preferred dividends	$0.00	$(0.00)	$(0.04)	$(0.00)
Basic and diluted loss per share available to common shareholders	$(0.10)	$(0.10)	$(0.31)	$(0.20)

Basic and diluted common shares	14,669,170	13,571,525	14,218,699	13,559,659

IMAGEWARE SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

In thousands

	June 30,	Dececember 31,
	2007	2006
Assets:
Cash	$228	$939
Accounts receivable, net	1,043	1,722
Inventories	240	58
Other current assets	180	138
Property and equipment, net	277	352
Other assets	762	783
Intangible assets, net	133	141
Goodwill	3,416	3,416
Total Assets	$6,278	$7,549

Liabilities and Shareholders’ Equity:
Current liabilities	$4,922	$5,213
Pension obligation	1,054	1,016
Shareholders’ equity	302	1,320
Total Liabilities and Shareholders’ Equity	$6,278	$7,549